                                                                 EXHIBIT 12 - A

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNT IN MILLIONS)


                                               For the Years Ended December 31
                            ----------------------------------------------------------------
                                  1994         1993         1992        1991         1990
                                  ----         ----         ----        ----         ----
Fixed Charges
- -------------

  Interest expense            $3,557.8     $2,943.5     $3,108.3    $3,840.6     $4,307.4
  Rents                           14.1         11.0         10.8         8.9          7.5
                              --------     --------     --------    --------     --------
    Total fixed charges        3,571.9      2,954.5      3,119.1     3,849.5      4,314.9

Earnings
- --------

  Income before income
    taxes and cumulative
    effects of changes in
    accounting principles      1,999.1      1,875.0      1,323.2     1,075.1        763.2
Less equity income from
  affiliated companies           232.5        198.3        155.2       191.0        145.0
Less minority interest
  in net income of
  subsidiaries

                                  10.7          7.9          6.1         2.3          0.0
                              --------     --------     --------    --------     --------

Earnings before
  fixed charges               $5,327.8     $4,623.3     $4,281.0    $4,731.3     $4,933.1

Ratio of earnings to
  fixed charges                   1.49         1.56         1.37        1.23         1.14
                              ========     ========     ========    ========     =========


For purposes of the Ford Credit ratio, earnings consist of income before taxes and cumulative effects of changes in accounting principles and fixed charges. Income before income taxes and cumulative effects of changes in accounting principles of Ford Credit excludes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and insurance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).